Exhibit 99.3

CHARTER OF THE NOMINATING & GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
OF
ALICO, INC.
Purpose
    The Nominating & Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Alico, Inc. (“the “Company”): (1) to assist the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for election and re-election at the annual meetings of shareholders; (2) to review and recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board in its annual review of the Board and management’s performance; (4) to recommend to the Board director nominees for each committee of the Board; and (5) to assist in any related matters required by the federal securities laws.
Committee Membership
The Committee shall consist of no fewer than three members. Each member of the Committee shall be independent in accordance with the rules of the Nasdaq Stock Market LLC (the “Stock Exchange Rules”) and the applicable rules and regulations of the Securities and Exchange Commission, in each case to the extent required by such rules, regulations and requirements.
    The members of the Committee shall be appointed annually by the Board, and vacancies shall be filled or members removed by the Board. One member of the Committee shall be appointed as its Chairman (the “Chairman”) by the Board. Committee members may be removed or replaced by the Board. A Committee member may resign by giving written notice to the Board and may resign Committee membership without resigning from the Board. The Committee may delegate authority to individuals or subcommittees when it deems appropriate and as to the extent permitted by applicable law.
Meetings
    The Committee shall meet as often as necessary to carry out its responsibilities. The Chairman shall preside at each meeting and, in the event the Chairman is not present at a meeting, the Committee members present at that meeting shall designate one of its members as the acting chair of such meeting.

Committee Authority and Responsibilities

1.
The Committee may retain special consultants and advisors to advise the Committee. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2.
The Committee shall actively seek individuals qualified to become Board members for recommendation to the Board, consistent with criteria approved by the Board and shall consider any director candidates recommended by the Company's stockholders pursuant to the procedures set forth in the Company's governance documents and as described in the Company's proxy statement.

3.
The Committee shall make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board.

4.
The Committee shall annually review and make recommendations to the Board with respect to the compensation and benefits of directors, including under any incentive compensation plans and equity-based compensation plans.

5.
The Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.

6.	The Committee shall review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

7.	The Committee shall review directors’ and officers’ indemnification and insurance matters and make such recommendations to the Board as the Committee deems appropriate.

8.	The Committee shall review and reassess the Company’s succession planning and make an annual report to the Board on succession planning.

9.	The Committee shall make regular reports to the Board.

10.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11.	The Committee shall annually review its own performance.

12.	The Committee may form and delegate authority to subcommittees when appropriate and as to the extent permitted by applicable law.